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                                 UNITED STATES
                       SECURITIES & EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             _____________________


                                   FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


               Date of report (Date of earliest event reported):
                               February 16, 2000



                               INTERLIANT, INC.
                               -----------------
            (Exact name of registrant as specified in its charter)


         Delaware                      0-26115               13-3978980
----------------------------         -----------         ------------------
(State or other jurisdiction         (Commission          (I.R.S. Employer
     of incorporation)               File Number)        Identification No.)



   Two Manhattanville Road
    Purchase, New York                                          10577
   --------------------------------------                       ------
  (Address of principal executive offices)                    (Zip Code)



                                (914) 640-9000
                                --------------
             (Registrant's telephone number, including area code)


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ITEM 2:  ACQUISITION OR DISPOSITION OF ASSETS.

     In February 2000, we acquired all of the outstanding stock of Soft Link, Inc., a provider of Enterprise Resource Planning (ERP) solutions based on PeopleSoft software. The purchase price consisted of $18.2 million in cash, subject to adjustment based on the net worth of Soft Link, Inc. as of the closing date, and 254,879 shares of Interliant common stock (Common Stock) valued at approximately $37.00 per share. The agreement provides for contingent consideration, not to exceed $10.0 million, if specified revenues and earnings targets are met for the calendar year 2000. The contingent consideration is payable 50% in cash, and the remaining 50% in cash or Common Stock at our option. The payment of contingent consideration, if any, will be recorded as additional purchase price.

     In March 2000, we purchased substantially all of the assets and assumed certain liabilities of reSOURCE PARTNER, Inc., a provider of hosting services for outsourced human resources and finance solutions primarily using PeopleSoft software. The purchase price consisted of $2.5 million in cash, subject to adjustment based on the determination of closing net equity, and the issuance of 1,041,179 shares of Common Stock valued at approximately $37.00 per share.


ITEM 5: OTHER MATTERS.

     In February 2000, we sold $154.8 million of 7% Convertible Subordinated Notes, including the underwriters' exercise of $4.8 million of the overallotment option. The notes are convertible at the option of the holder, at any time on or prior to maturity into Common Stock at a conversion price of $53.10 per share, which is equal to a conversion rate of 18.8324 shares per $1,000 principal amount of notes. Interest is payable semi-annually, beginning August 2000. The notes mature on February 16, 2005. Upon the occurrence of certain events we may redeem the notes prior to maturity.



ITEM 7: FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial Statements of Businesses Acquired.

     The required financial statements for Soft Link, Inc. and reSOURCE PARTNER, Inc. as of and for the year ended December 31, 1999 called for by item 7(a) are not included herein. Pursuant to paragraph (a)(4) of Item 7 of Form 8-K, the financial statements of Soft Link, Inc. and reSOURCE PARTNER, Inc. required to be filed under paragraph (a) of this Item 7 will be filed as soon as practicable, but not later than 60 days from the date of filing this report.


(b)  Pro Forma Financial Information.

     The pro forma financial information with respect to the acquisitions of Soft Link, Inc. and reSOURCE PARTNER, Inc. by Interliant called for by this Item 7(b) are not included herein. Pursuant to paragraphs (b)(2) and (a)(4) of Item 7, the pro forma financial statements required to be filed under paragraph (b) of this Item 7 will be filed as soon as practicable, but not later than 60 days from the date of filing this report.
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(c)  Exhibits.

   The following exhibits are filed herewith:


2.13 Stock Purchase Agreement pertaining to the acquisition of all of the outstanding shares of Soft Link, Inc., between Gretchen Artig-Swomley and Dale Swomley, and Interliant, Inc., and its wholly owned subsidiary Soft Link Holding Corp., dated February 29, 2000.

2.14 Asset Purchase Agreement dated February 29, 2000 pertaining to the purchase of assets and assumption of certain liabilities of reSOURCE PARTNER, Inc. by reSOURCE PARTNER Acquisition Corp., a wholly owned subsidiary of Interliant, Inc.

99.4 Press Release dated February 11, 2000 related to the sale of 7% Subordinated Convertible Notes.

99.5 Press Release dated March 2, 2000 related to the acquisitions of Soft Link, Inc. and reSOURCE PARTNER, Inc.
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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Interliant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  March 13, 2000

                                    INTERLIANT, INC

                                    By:  /s/ William A. Wilson
                                         -----------------------
                                         William A. Wilson
                                         Chief Financial Officer and Treasurer


EXHIBIT INDEX

Exhibit


2.13 Stock Purchase Agreement pertaining to the acquisition of all of the outstanding shares of Soft Link, Inc., between Gretchen Artig-Swomley and Dale Swomley, and Interliant, Inc., and its wholly owned subsidiary Soft Link Holding Corp., dated February 29, 2000.

2.14 Asset Purchase Agreement dated February 29, 2000 pertaining to the purchase of assets and assumption of certain liabilities of reSOURCE PARTNER, Inc. by reSOURCE PARTNER Acquisition Corp., a wholly owned subsidiary of Interliant, Inc.

99.4      Press Release dated February 11, 2000

99.5      Press Release dated March 2, 2000